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[GRAPHIC LOGO OMITTED]                                              Exhibit 99.1
        OCWEN(R)

                                                 OCWEN FINANCIAL CORPORATION(R)
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   OCWEN FINANCIAL CORPORATION ANNOUNCES TERMINATION OF WALTON STREET CAPITAL
      LITIGATION, SETTLEMENT AMOUNT TO BE RECORDED IN FOURTH QUARTER, 2002

WEST PALM BEACH, FL, March 12, 2003-- Ocwen Financial Corporation today announced that a lawsuit brought against two wholly-owned subsidiaries, Ocwen Asset Investment Corporation and Ocwen Partnership, L.P., by Walton Street Capital, L.L.C. ("Walton") has been terminated following the parties' settlement agreement. Walton filed suit in Circuit Court of Cook County, Illinois, alleging defendants committed an anticipatory breach of contract with respect to a proposed sale of certain commercial mortgage-backed securities to Walton. Walton sought damages in the amount of approximately $27 million, including prejudgment interest. A jury trial was scheduled to commence on March 4, 2003.

Although this settlement was entered into subsequent to the Company's year end and fourth quarter 2002 earnings release, it will be accounted for in the fourth quarter 2002, based on the accounting rules governing this type of subsequent event. Accordingly, a pre-tax charge of $2.25 million will now be included in the Company's 2002 full year results representing the settlement amount.

Given the substantial costs of proceeding with the litigation coupled with the uncertainty of jury verdicts in complex matters, management determined that it was in the best interest of the Company to settle this case for less than 10% of the amount claimed. Pursuant to the terms of the settlement, in which the defendants admitted no liability, the parties exchanged mutual releases and the litigation was dismissed.

Ocwen Financial Corporation is a financial services company headquartered in West Palm Beach, Florida. The Company's primary business is the servicing and special servicing of nonconforming, subperforming and nonperforming residential and commercial mortgage loans. Ocwen also specializes in the development of related loan servicing technology and software for the mortgage and real estate industries. Additional information about Ocwen Financial Corporation is available at www.ocwen.com.

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